                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 NEOPHARM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                            51-0327886
   (State or Other Jurisdiction of               (I.R.S. Employer
    Incorporation or Organization)             Identification Number)


           225 East Deerpath, Suite 250, Lake Forest, Illinois 60045
                    (Address of Principal Executive Offices)

                         NeoPharm, Inc. 1995 Stock Plan
                    NeoPharm, Inc. 1995 Director Option Plan
                            (Full Title of the Plan)


                         William C. Grovier, President
                                 NEOPHARM, INC.
                          225 East Deerpath, Suite 250
                          Lake Forest, Illinois 60045
                                 (847) 295-8678
               (Name, address, including zip code, and telephone
               number, including area code, of Agent For Service)

                                with copies to:

                               Stephen E. Goodman
                               Schwartz & Freeman
                     401 North Michigan Avenue, Suite 1900
                            Chicago, Illinois 60611
                                 (312) 222-6657




                        CALCULATION OF REGISTRATION FEE



  TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
     SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE OFFERING       REGISTRATION
        REGISTERED           REGISTERED             SHARE                    PRICE                 FEE
  ----------------------    ------------      ------------------      ------------------       ------------
      Stock Options          500,000 (1)              --                      --                   (2)

    Common Stock, par        500,000 (3)         $  12.00 (4)            $ 6,000,000           $ 2,068.97
    value $.000429 per
          share

          Total              500,000(3)          $  12.00 (4)            $ 6,000,000           $ 2,068.97

See footnotes on next page.

(1) Represents 450,000 options to be granted pursuant to the NeoPharm, Inc. 1995 Stock Plan (the "Plan") and 50,000 options to be granted pursuant to the NeoPharm, Inc. 1995 Director Option Plan (the "Director Plan") (The "Plan" and the "Director Plan" are collectively referred to as the "Plans").

(2)  No registration fee is required pursuant to Rule 457(h)(2).

(3) Includes an indeterminate number of shares of Common Stock which may become issuable pursuant to the antidilution provisions of the Plans.

(4) Calculated solely for the purpose of determining the registration fee. Pursuant to Rule 457(c) the registration fee based upon the average of the high and low prices for the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System on May 10, 1996.

PROSPECTUS

                                 NEOPHARM, INC.

                          500,000 Shares Common Stock
                              $0.000429 par value

         This Prospectus has been prepared by NeoPharm, Inc. (the "Company") for use in connection with the resale of shares of Common Stock, $0.000429 par value, of the Company, which shares may be acquired by "affiliates" of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended) upon the exercise of incentive stock options and nonqualified stock options under the NeoPharm, Inc. 1995 Stock Plan (the "Plan") and the NeoPharm, Inc. 1995 Director Option Plan (the "Director Plan"). The Plan and the Director Plan are collectively referred to herein as the "Plans". See "DESCRIPTION OF SECURITIES" and "SELLING STOCKHOLDERS.'" The maximum number of shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits, or dividends, recapitalization and other similar changes affecting the Common Stock.

         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.





                         ______________________________

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                                  FACTORS".
                         ______________________________





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 The date of this Prospectus is May 14, 1996

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-25114. Copies of such materials can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act, since May 10, 1996.

         (c) The description of the Common Stock which is contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, prior to termination of the offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to NeoPharm, Inc., 225 East Deerpath, Suite 250, Lake Forest, Illinois 60045, Attention: Vice President - Finance.


                                  THE COMPANY

         NeoPharm, Inc. is a pharmaceutical company engaged in the research and development of drugs for the diagnosis and treatment of various forms of cancer. Phase II clinical trails have been completed by various parties under the sponsorship of the National Cancer Institute (the "NCI"), a unit of the national Institutes of Health, with respect to the Company's two primary drugs, BUdR (Broxuridine) and IUdR (Idoxuridine). In clinical trials involving brain cancer patients, patients receiving BUdR together with radiation therapy exhibited increased survival times as compared to patients receiving radiation therapy alone. Preliminary results of additional studies indicate that BUdR and IUdR may enhance the effectiveness of radiation therapy for other cancers, including cervical and gynecological cancers, soft tissue sarcomas, and head and neck cancers. BUdR and IUdR are also being used for diagnostic applications as indicators of cancer cell proliferation activity. The Company anticipates filing new drug applications ("NDA") with the United States Food and Drug Administration ("FDA") for BUdR in a diagnostic application, for IUdR in a diagnostic application and for BUdR in the treatment of brain cancer during 1996. The Company is located at 225 East Deerpath, Suite 250, Lake Forest, Illinois, 60045, telephone number (847) 295-8678.


                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment.

EARLY STAGES OF DEVELOPMENT; NO OPERATING HISTORY, REVENUES OR ASSURANCE OF PROFITABILITY; WORKING CAPITAL DEFICIT

         The Company is at an early stage of development and is subject to all business risks associated with a new enterprise. At September 30, 1995, the Company had an accumulated deficit since inception of approximately $4.1 million and a working capital deficit of $4.0 million. The Company anticipates that it will continue to incur substantial additional operating losses for at least the next several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company has had no revenues to date, whether from product sales, license fees or research funding, and there can be no assurance as to when or whether it will be able to develop sources of revenue or that its operations will become profitable, even if it is able to commercialize any products. The Company has only a limited history of operations consisting primarily of development of its products and sponsorship of research and clinical trials.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

         The Company's research and development programs are at various stages of development, ranging from the preclinical stage to Phase I, Phase II and Phase III clinical trials. Substantial additional research and development will be necessary in order for the company to develop products based on the Company's therapeutic and diagnostic agents, and there can be no assurance that the Company's research and development will lead to development of products that are shown to be safe and effective in clinical trials and are commercially viable. In addition to further research and development, the Company's proposed products will require clinical testing, regulatory approval and substantial additional investment prior to commercialization. There can be no assurance that any such products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. The Company may find at any stage of this complex process, that products that appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials and do not receive regulatory approvals. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. In addition, there have been delays in the Company's testing and development schedules to date and there can be no assurances that the Company's expected testing and development schedules will be met which could have a material adverse effect on the Company's financial condition and results of operation.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

         The Company's BUdR and IUdR products are the subject of a Cooperative Research and Development Agreement ("CRADA") with the NCI. Under the terms of the CRADA, NeoPharm has exclusive rights to the development of these compounds with the NCI and the data generated with them in collaboration with the NCI during the term of the CRADA. The CRADA provides that the Company may sponsor clinical studies, pay for the cost of producing BUdR and IUdR used in clinical trials and, to the extent supported by clinical results, file appropriate NDAs with the FDA. The term of the CRADA extends through May 1, 1997, although the agreement may be terminated by either party upon 60 days' advance notice without cause; provided that in the event of such termination all clinical trials and protocols that have been schedules, initiated, or otherwise included under the CRADA prior to the notification of termination shall be completed unless otherwise mutually agreed. All provisions of the CRADA shall continue in effect for such clinical trials and protocols. Because BUdR and IUdR are not covered by patents or patent applications, the Company's exclusive access to the clinical data collected by NCI and its investigators and its other rights under the CRADA represent the principal competitive advantage for the Company in the development and eventual commercialization of BUdR and IUdR. Furthermore, the collaborative nature of the Company's relationship with the NCI is of significant importance for the conduct of clinical trials. Accordingly, termination of the CRADA would be materially adverse to the Company's BUdR and IUdR program, could require curtailment or termination of such program and could therefore have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company has entered into license and sponsored research agreements with Georgetown University ("Georgetown") relating to liposome encapsulated doxorubicin ("LED"), liposome encapsulated vincristine ("LEVCR"), liposome encapsulated taxol ("LET"), and liposome encapsulated antisense oligodeoxynucleotides ("LEAON"). Under these agreements, the Company is obligated to sponsor certain research activities at Georgetown relating to liposome encapsulating chemotherapeutic agents. The Company will also be obligated to pay Georgetown royalties on commercial sales of the liposome products. In addition, upon completion of this Offering, the Company will be obliged to make certain advance royalty payments to Georgetown, which payments will be credited against future royalties payable under the Company's agreements with Georgetown. In the event the Company were unable to successfully commercialize its liposome products, it would be unable to recoup these advance royalty payments. The licenses are generally not terminable by Georgetown, except in the event of a default by the Company. Any such default and resulting termination of the licenses would be materially adverse to the Company's liposome program, could require curtailment or termination of such program and could therefore have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company may seek additional collaborative relationships in certain areas, particularly in situations where the Company believes that the clinical testing, marketing, manufacturing and other resources of pharmaceutical collaborators will enable it to access more effectively particular product or geographic markets. The Company's inability to contract, on acceptable terms and with qualified suppliers, for the manufacture of any products which it develops, or delays or difficulties in its relationships with collaborators, suppliers or manufacturers, would have a material adverse effect on the Company.

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS; FIXED COMMITMENTS

         The Company will require substantial funds to conduct research and development, preclinical and clinical testing and to manufacture and market its proposed products. The Company's cash requirements may vary materially from those now planned because of results of research and development, results of clinical testing, relationships with possible strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors. The net proceeds of this Offering may not be sufficient to fund the Company's operations through the commercialization of its first product; therefore, The Company is likely to need to raise additional funds in order to fund the Company's operations through the commercialization of its first product.

         The Company may seek to satisfy its future funding requirements through public or private offerings of securities, with collaborative or other arrangements with corporate partners or from other sources. Additional financing may not be available when needed or on terms acceptable to the Company. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, therapeutic and diagnostic agents, product candidates or products, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the investors in this Offering will result.

         The Company's fixed commitments, including consulting fees for consultants, rent, payments under license agreements and other contractual commitments are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained.

NO MANUFACTURING, MARKETING OR SALES

         The Company does not have internal manufacturing, marketing or sales resources. In view of its early stage of development and limited resources, the Company does not anticipate spending a material portion of the net proceeds of this Offering to acquire resources and develop capabilities in these areas.

NO CLINICAL TESTING OR REGULATORY CAPABILITY

         If the Company should succeed in developing compounds with commercial potential, it will be necessary for the Company to hire additional personnel skilled in the clinical testing and the regulatory compliance processes. There can be no assurance that the Company will successfully complete clinical testing of, obtain regulatory approval for, manufacture or market any product it may develop, either independently or pursuant to manufacturing or marketing arrangements, if any, with third parties. Should the Company seek to enter into third- party arrangements, there can be no assurance that such arrangements can be successfully negotiated on commercially reasonable terms or that any such arrangements, if entered into, will be successful.

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY INFORMATION

         Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes. BUdR and IUdR are, however, not currently the subject of patents or patent applications, and the Company does not expect to obtain patent protection for its BUdR and IUdR products. The lack of patent protection could hare a material adverse effect on the Company's operations. The Company has obtained licenses to three United States patents and two United States patent applications. These patents and patent applications relate primarily to the Company's proposed liposome products. No assurance can be given that any patents under pending patent applications or any future patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents that may be issued will be held valid if subsequently challenged or that others, including competitors or current or former employers of the Company's employees, advisors and consultants, will not claim rights in or ownership to the patents and other proprietary rights held by the Company. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by the Company for the pursuit of its proposed business.

         The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the company could incur substantial costs in defending itself in suits that may be brought against the company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office ("USPTO") for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company.

         The Company also relies on trade secrets, know-how and technological advancement to maintain its competitive position. Although the Company uses confidentiality agreements and employee proprietary information and invention assignment agreements to protect its trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

DEPENDENCE ON QUALIFIED PERSONNEL

         Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The Company does not have employment agreements with its key personnel. The loss of the Company's Chief Executive Office, Dr. William C. Grovier, or its Chief Scientific Officer, Dr. Aquilur Rahman, would be detrimental to the Company. The Company maintains insurance for $1 million on the lives of each of these individuals. The proceeds of such insurance may not be sufficient to compensate the Company for the loss of the services of such individuals. There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional key scientific and technical personnel in a timely manner would be detrimental to the Company's research and development programs and to its business.

RELATIONSHIPS WITH OTHER ENTITIES; CONFLICTS OF INTEREST

         Messrs. John N. Kapoor and Mahendra G. Shah, who hold executive positions with the Company, are associated with EJ Financial Enterprises, Inc., a healthcare investment firm ("EJ Financial"). On July 1, 1994, the Company entered into a Consulting Agreement with EJ Financial. The Consulting Agreement provides that the Company will pay EJ Financial $125,000 per year (paid quarterly) for certain business and financial services, including having certain officers of EJ Financial serve as officers of the Company. EJ Financial is involved in the management of healthcare companies in various fields, and Messrs. Kapoor and Shah are involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust, the beneficiary of which is Dr. John Kapoor, is a principal shareholder of each of these companies. Accordingly, although such individuals will devote such amount of their working hours as they reasonably deem necessary to the business of the Company, such individuals do not devote all of their working hours to the Company's affairs. In addition, certain companies with which EJ Financial is involved are in the oncology field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render the Company's products less competitive or obsolete.

         David E. Riggs, the Chief Financial Officer of the Company, is the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Unimed Pharmaceuticals, Inc. ("Unimed"), a developer and marketer of pharmaceuticals for cancer, endocrine disorders and infectious diseases. Mr. Riggs will continue to be employed by Unimed while serving as Chief Financial Officer of the Company. John Kapoor, the Company's Chairman, owns nonqualified options to purchase 200,000 shares of Unimed Common Stock; the Dr. John N. Kapoor Trust owns 1,667,429 shares of Unimed Common Stock and a limited partnership created for the benefit of Dr. Kapoor's family members of which Dr. Kapoor is the general partner, owns 505,000 shares of Unimed Common Stock. These persons and entities together own approximately 28.2% of Unimed Common Stock if such options and warrants were fully exercised. The Dr. John N. Kapoor Trust has the right to nominate persons to the Board of Directors of Unimed in certain circumstances. Currently, Dr. Kapoor is the Trusts's representative on Unimed's Board of Directors. Unimed is involved in the oncology field, and although Unimed and the Company are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by Unimed could render the Company's products less competitive or obsolete.

         Dr. Aquilur Rahman, as well as the members of the Company's Scientific Advisory Board, are employed on a full-time basis by academic or research institutions. These individuals serve as consultants to the Company, and certain Scientific Advisory Board Members have consulting relationships with other companies. Accordingly, these individuals will be able to devote only a portion of their time to the Company's business and research activities. In addition, except for work performed specifically for and at the direction of the Company, the inventions or processes discovered by the Company's consultants and scientific advisors will not become the property of the Company but will be the intellectual property of their institutions. In such event, it would be necessary for the Company to obtain licenses to such technology from such institutions. In addition, invention assignment agreements executed by Scientific Advisory Board members and consultants in connection with their relationships with the Company may be subject to the rights of their primary employers or other third parties with whom such individuals have consulting relationships.

COMPETITION

         There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academia and other research institutions, engaged in developing pharmaceutical and biologically-derived products for the treatment of cancer. The Company, however, does not have and does not expect to obtain patent protection for its proposed BUdR and IUdR products. In addition, many of the Company's potential competitors have substantially greater capital, research and development capabilities and human resources than the Company and represent significant competition for the Company. Furthermore, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales. Competitive developments could render the Company's proposed products noncompetitive or obsolete.

TECHNOLOGICAL CHANGES AND UNCERTAINTY

         The Company is engaged in the pharmaceutical field which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology and other fields arc expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's proposed programs or products noncompetitive or obsolete.

         The Company's business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to address successfully technological challenges it encounters in its research and development programs, or that commercially feasible products will ultimately be developed by The Company.

NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION

         The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of diagnostic and therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures and other costly and time consuming procedures.
Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical. In general, the FDA approval process for pharmaceuticals involves the submission of an IND application following preclinical studies, clinical trials in humans to demonstrate the safety and efficacy of the product under the protocols set forth in the IND, and submission of preclinical and clinical data as well as other information to the FDA in an NDA. The conduct of clinical trials will require substantial time and expense, and there can be no assurance that the results of such tests will be sufficient to support the submissions or the approval of an NDA. Accordingly, there can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis or at all. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could overcome the inability to obtain or delays in obtaining such approvals. The failure of the Company to receive FDA approval for its products under development would preclude the Company from marketing and selling its products in the United States. Therefore failure to receive such FDA approval would have a material adverse effect on the business, financial condition and results of operations of the Company, and would likely require the Company to cease operations.

         The production and marketing of the Company's proposed products, as well as its ongoing research and development activities, are also subject to regulation by governmental agencies of the United States and other countries. The effect of government regulation may be to delay marketing of the Company's products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. Any delay in obtaining, or failure to obtain, FDA or other necessary regulatory approvals would adversely affect the marketing of the Company's products and the ability to generate product revenue. In addition, the marketing and manufacturing of pharmaceuticals are subject to continuing FDA review and surveillance and failure to comply with regulations or discovery of previously unknown problems can result in FDA action against the product or the manufacturer, including fines, recalls, product seizures, and suspension or withdrawal of previously granted regulatory approvals. Furthermore, government regulation may increase at any time, creating additional hurdles for the Company. The extent of potential adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT, HEALTH CARE REFORM

         The Company's ability to commercialize human therapeutic products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing in some cases to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected.

         Healthcare reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level or what actions governmental and private payers may take in response to the suggested reforms. The Company cannot predict when any suggested reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business.
There can be no assurance that any implemented reforms will not have a material adverse effect on the Company's future results of operations. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if, and to the extent that, the Company is able to commercialize products in overseas' markets, the Company's ability to achieve success in such markets will depend d in part on the health care financing and reimbursement policies of such countries.

NO PRODUCT LIABILITY INSURANCE

         The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company does not currently have any product liability insurance. Although the Company plans to obtain product liability insurance, there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage obtained by the Company could have a material adverse affect on the business, financial condition or results of operations of the Company.

LITIGATION INVOLVING COMPANY'S CHAIRMAN

         John N. Kapoor, the Company's Chairman and principal stockholder, was previously the Chairman and President of Lyphomed, Inc. ("Lyphomed").
Fujisawa Pharmaceutical Co. Ltd. ("Fujisawa") was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. Prior to and following the tender offer by Fujisawa, Lyphomed experienced regulatory difficulties with the FDA relating to the sale of certain generic drug products. Lyphomed also experienced, following the tender offer, declining results of operations. Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging securities fraud, racketeering, and related claims relating to the purchase of Lyphomed. In addition to substantial monetary relief, among the relief sought by Fujisawa is a constructive trust on the assets of Dr. Kapoor, which assets may involve Dr. Kapoor's shares of the Company's Common Stock or rights to acquire shares of the Company's Common Stock. The suit, which is currently in the discovery phase, seeks substantial damages against Dr. Kapoor. Dr. Kapoor has denied Fujisawa's allegations and is defending the suit. Dr. Kapoor has also filed a suit against Fujisawa in Delaware state court seeking reimbursement for defense costs incurred as a result of Fujisawa's suit against him. Although the Company is not a party to these suits, a significant monetary or other judgment settlement, or the imposition of the constructive trust against Dr. Kapoor could have a material adverse effect on the Company.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of Common Stock by existing stockholders under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through the exercise of outstanding registration rights or otherwise could have an adverse effect on the market price of the Securities. 18,651 shares of Common Stock will be eligible for sale in the public market in reliance on Rule 701, and 15,542 shares of Common Stock will be eligible for sale in the public market, subject to the volume limitations of Rule 144. Additionally, approximately 699,405 shares of Common Stock will be eligible for sale in the public market in February, 1997, upon expiration of certain lock-up agreements in reliance on Rule 701. At such time, 1,883,296 additional shares will become eligible for sale, subject to the volume limitations of Rule 144. In addition, beginning in February, 1997, upon expiration of lock-up agreements, holders of outstanding options to purchase approximately 259,433 shares will be entitled to sell shares upon exercise of such options under Rule 701, subject to certain contractual restrictions on exercise of such options.

CONCENTRATION OF OWNERSHIP

         Directors, officers and other current stockholders of the Company who in the aggregate currently own beneficially 2,350,000 shares of Common Stock (excluding outstanding options to purchase shares of Common Stock) will own beneficially in the aggregate 2,601,352 shares of Common Stock representing approximately 65.83% of the outstanding shares of Common Stock assuming no warrants or options are exercised. Accordingly, the Company's officers, directors and other current stockholders will have the ability to elect a majority of the Company's directors and otherwise control the Company.

ABSENCE OF DIVIDENDS

         The Company has never declared or paid dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers an directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.


                              SELLING STOCKHOLDERS

         The Shares being offered hereby may be acquired upon the exercise of incentive stock options and nonqualified stock options granted to the Selling Stockholders. To the extent known on the date hereof, the following table set forth (i) the name and relationship with the Company in the past three years of each Selling Stockholder (ii) the number of shares of common stock that each Selling Stockholder beneficially owns directly or indirectly on the date hereof, including shares underlying nonqualified and incentive stock options
(iii) the number of shares of Common Stock that are being registered on behalf of each, (iv) and the amount and percentage of Common Stock which would be owned by each Selling Stockholder after completion of the offering assuming the exercise by them of all nonqualified and incentive stock options and sale of all of the Common Stock which may be sold hereunder. The inclusion of the Common Stock for sale by a Selling Stockholder does not necessarily mean that the Common Stock will be acquired upon the exercise of incentive stock options or nonqualified options or sold.



                   Name of Registered
                   Stockholder and               Number of Shares                                   Beneficial Ownership After
                   Relationship with the        Beneficially Owned       Number of Shares Being           the Offering(2)
                   Company                    Directly or Indirectly          Registered(1)           Number        Percentage
                   ---------------------      ----------------------     ----------------------     --------------------------
                   Mahendra G. Shah,                  67,741                     25,000               42,741           1.1%
                   Ph.D., Vice President,
                   Corporate and Business
                   Development
                   David E. Riggs, Chief              50,000                     50,000                 -0-             0%
                   Financial Officer

____________________

(1) Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.

(2) Dr. Shah disclaims beneficial ownership held by Nrupal Shah, 7,771 shares held by Shaily Shah and 23,312 shares held by Indira Shah.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Shares may be sold from time to time by the Selling Stockholders. Such sales may be made in the over-the-counter market or otherwise at prices and on terms then prevailing or in negotiated transactions. The Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such Shares.

         The number of shares of Common Stock sold pursuant to this Prospectus by a Selling Stockholder during any three month period may not exceed the greater of (i) one percent of the shares outstanding as shown by the most recent report or statement published by the Company or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice of such sale on Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system under the Securities Exchange Act of 1934 during the four-week period specified in subdivision (ii).

         The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholders.

                                    EXPERTS

The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                                                TABLE OF CONTENTS
                   Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                   Incorporation of Certain
                    Information by Reference  . . . . . . . . . . . . . . . . . . . . . . . . .  2
                   The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                   Risk Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                   Selling Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   Plan of Distribution   . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12





                                 NEOPHARM, INC.

                         500,000 Shares of Common Stock

                         Par Value $0.000429 per share





                              ____________________

                                   PROSPECTUS





                                  May 14, 1996

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents By Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, NeoPharm, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(b) The description of the common stock, par value $.000429 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 10 filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The sections entitled "RISK FACTORS - Limitation of Liability and Indemnification" in the Prospectus dated January 25, 1996, included as a part of Registration Statement No. 33-90516 is incorporated herein by reference.

         Section 102 of the Delaware Law allows a corporation, in its Certificate of Incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) payment of dividends or stock purchases or redemptions in violation of the provisions of Delaware Law.

Item 7.  Exemption From Registration Claimed.

         Not applicable

Exhibit 8.       Exhibits.


EXHIBIT NO.               DESCRIPTION OF EXHIBIT

       4.1 NeoPharm, Inc 1995 Stock Plan (filed as Exhibit 10.1 to Registration Statement No. 33-90516 and incorporated herein by reference).

       4.2 NeoPharm, Inc. 1995 Director Option Plan, with form of Director Stock Option Agreement (filed as Exhibit 10.2 to Registration Statement No. 33-90516, and incorporated herein by reference).

       *5.1      Opinion of Schwartz & Freeman.

       23.1 Consent of Schwartz & Freeman (including in Exhibit 5.1 hereto).

      *23.2      Consent of Arthur Andersen LLP.

       24.1 Powers of Attorney (included on the signature page of this Registration Statement). * filed herewith

Item 9.  Required Undertakings.

                 The undersigned Registrant hereby undertakes:

                          (a)     To file, during any period in which its
offers or sells securities, a post-effective amendment to this registration statement:

                                  (i)      To include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933;

                                  (ii)     To reflect in the prospectus any
facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                                  (iii)    To include any additional or changed
material information with respect to the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                          (1)     That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (2)     To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 13, 1996.

                                        NEOPHARM, INC.

                                        By:      /S/ WILLAIM C. GROVIER
                                                 William C. Govier
                                                 President and Chief Executive
                                                 Officer (principal executive
                                                 officer)


                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David
E. Riggs and Aquilur Rahman, and each of them, his or her true and lawful attorneys-in-fact and agents, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorneys-in-fact and agents or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant, on May 13, 1996 in the capacities indicated.

         SIGNATURE                                 TITLE


/S/JOHN N. KAPOOR, PH.D                    Director, Chairman of the Board
John N. Kapoor, Ph.D.


/S/AQUILUR RAHMAN, PH.D.                   Director
Aquilur Rahman, Ph.D.


/S/DAVID E. RIGGS                          Chief Financial Officer (Principal
David E. Riggs                             Financial and Accounting Officer)


/S/WILLIAM C. GOVIER, M.D., PH.D           President, Chief Executive Officer
William C. Govier, M.D., Ph.D.             (principal executive officer) and
                                           Director


/S/ANATOLY DRITSCHILO, M.D.                 Director
Anatoly , Dritschilo M.D.